Exhibit 3.59
LLC-1011
(07/04)
COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION
ARTICLES OF ORGANIZATION OF A
DOMESTIC LIMITED LIABILITY COMPANY
Pursuant to Chapter 12 of Title 13.1 of the Code of Virginia the undersigned states as follows:
1. The name of the limited liability company is

Shirlington Neighborhoods, LLC

(The name must contain the words “limited company” or “limited liability company” or the abbreviation “L.C.”, “LC”, “L.L.C.” or “LLC”)
2. A. The name of the limited liability company’s initial registered agent is

Stuart M. Ginsberg

B. The registered agent is (mark appropriate box):
       (1) an INDIVIDUAL who is a resident of Virginia and
☐ a member or manager of the limited liability company.

☐ a member or manager of a limited liability company that is a member or manager of the limited liability company.

☐ an officer or director of a corporation that is a member or manager of the limited liability company.

☐ a general partner of a general or limited partnership that is a member or manager of the limited liability company.

☐ a trustee of a trust that is a member or manager of the limited liability company.

☑ a member of the Virginia State Bar.
OR
(2)	☐ a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.
3.	The limited liability company’s initial registered office address, including the street and number, if any, which is identical to the business office of the initial registered agent, is

1881 Campus Commons Drive, Suite 101

(number/street)

Reston	VA	20191	,
			,
(city or town)		(zip)

which is located in the ☐ city or ☑ county of Fairfax			.
			.
4. The limited liability company’s principal office address, including the street and number, if any, is

1881 Campus	Commons Drive, Suite 101

(number/street)

Reston	VA	20191	,

(city or town)		(zip)
5. Organizer:

(signature)	(date)

Stuart M. Ginsberg	703.715.5811

(printed name)	(telephone number (optional)
SEE INSTRUCTIONS ON THE REVERSE

INSTRUCTIONS
Section 13.1-1003 of the Code of Virginia requires that this document, except for the name, be in the English language, typewritten or printed in black, legible and reproducible. The document must be presented on uniformly white, opaque paper, free of visible watermarks and background logos.
You can download this form from our website at www.state.va.us/scc/division/clk/fee_bus.htm.
The limited liability company may not serve as its own registered agent.
The location of the registered office must be identical to the business office of the registered agent. See § 13.1-1015 of the Code of Virginia.
The registered office address must include a street and number, if any. A rural route and box number may only be used if no street address is associated with the registered office’s location. A post office box is only acceptable for towns / cities that have a population of 2,000 or less if no street address or rural route and box number is associated with the registered office’s location. State the name of the county or independent city in which the office is physically located. Counties and independent cities in Virginia are separate local jurisdictions.
The principal office is the office where the principal executive offices of the limited liability company are located. See § 13.1-1002 of the Code of Virginia. It is also the location at which the limited liability company is required to keep a current list of the full name and last known address of each member of the limited liability company, as well as the other limited liability company information and records specified in § 13.1-1028 of the Code of Virginia.
The principal office address must include a street and number, if any. A rural route and box number may only be used if no street address is associated with the principal office’s location. A post office box is only acceptable for towns / cities that have a population of 2,000 or less if no street address or rural route and box number is associated with the principal office’s location.
The document must be executed in the name of the limited liability company by the person forming the company (see § 13.1-1003 of the Code of Virginia).
It is a Class 1 misdemeanor for any person to sign a document he knows is false in any material respect with intent that the document be delivered to the Commission for filing.
Submit the original, signed articles to the Clerk of the State Corporation Commission, P.O. Box 1197, Richmond, Virginia 23218-1197, (Street address: 1300 East Main Street, Tyler Building, 1st Floor, Richmond, Virginia 23219), along with a check for the filing fee in the amount of $100.00, payable to the State Corporation Commission. PLEASE DO NOT SEND CASH. If you have any questions, please call (804) 371-9733 or toll-free in Virginia, 1-866-722-2551.